Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Leen Kawas (“Employee”) and Athira Pharma, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee was employed at-will by the Company pursuant to that certain Confirmatory Employment Letter between the Parties dated September 8, 2020 (the “Employment Letter”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on September 8, 2020 (the “Confidentiality Agreement”);

WHEREAS, the Parties entered into a Change in Control and Severance Agreement dated September 8, 2020 (the “Severance Agreement”);

WHEREAS, Employee was granted the stock options to purchase shares of the Company’s common stock (each, an “Option” and together, the “Options”) indicated on Exhibit A, subject to the terms and conditions of the applicable stock option grant notice and option agreement (with respect to Options granted under the Company’s 2014 Equity Incentive Plan (as amended from time to time, the “2014 Plan”)) or stock option agreement (with respect to Options granted under the Company’s 2020 Equity Incentive Plan (the “2020 Plan” and, together with the 2014 Plan, the “Plans” and each, a “Plan”)), as each such agreement may have been amended from time to time (each, an “Option Agreement”), and further subject to the applicable Plan under which it was granted (as indicated on Exhibit A) (collectively the foregoing Option Agreements and Plans are referred to herein as the “Stock Agreements”);

WHEREAS, the Parties entered into that certain Indemnification Agreement dated September 10, 2020 (the “Indemnification Agreement”);

WHEREAS, Employee will separate from employment on the Effective Date of this Agreement (the “Separation Date”) and such separation is the result of a termination without Cause (as defined in the Severance Agreement); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, the Company agrees as follows:

a. Separation Payment. The Company agrees to pay Employee a lump sum equivalent to one (1) year of Employee’s base salary, for a total of Five Hundred Ten Thousand Dollars ($510,000), less applicable withholdings. This payment will be made to Employee on the first regularly scheduled payroll date of the Company following the Effective Date of this Agreement.

b. COBRA Reimbursement. Provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, and subject to the terms of this paragraph, Employee will receive Company-paid for group health, dental, and vision COBRA coverage for Employee and Employee’s eligible dependents (if applicable) (the “COBRA Severance”) following the Separation Date until the earliest of (i) eighteen (18) months following the Separation Date, (ii) the date on which Employee and Employee’s eligible dependents (as applicable) become covered under similar plans, and (iii) the expiration of Employee’s (and any of Employee’s eligible dependents’, as applicable) eligibility for continuation coverage under COBRA. If the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Section 5.3 (“COBRA Severance Limitations”) of the Severance Agreement will apply.

c. General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1. Employee further acknowledges and agrees that the consideration set forth in this Section 1 constitutes and exceeds the consideration to which Employee is entitled under the Severance Agreement, and that Employee is entitled to no further severance compensation or severance benefits under the Severance Agreement or otherwise.

2. Stock Options.

a. General. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Separation Date and, except as provided by the following sentence, will have no further rights to vest in any Option. The Parties acknowledge that pursuant to the terms of the Option granted to Employee on December 18, 2018, the shares that remain unvested under the Option as of the Separation Date will remain outstanding for ninety (90) days following the Separation Date, such that if a definitive agreement providing for the consummation of a Change in Control (as defined in the 2014 Plan) is executed within such ninety (90)-day period, the remaining unvested shares subject to such Option will vest. If a definitive agreement providing for the consummation of a Change in Control is not executed within such ninety (90)-day period, the remaining unvested shares subject to the Option will immediately terminate. Employee acknowledges that as of the Separation Date, Employee will have vested in the number of shares subject to each Option as indicated in Exhibit A hereto and no more.

b. Exercisability. The exercise of Employee’s vested options and shares shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. The Parties acknowledge that the portions of each Option that is vested and exercisable as of the Separation Date will be exercisable during the post-service exercise period applicable to such Option under its existing terms and further acknowledge, for the avoidance of doubt, and subject to the following sentence of this paragraph, that (i) pursuant to the currently existing terms of the Options granted to Employee on August 29, 2014, Employee may exercise such portion of the Option that is vested and exercisable as of the Separation Date until August 28, 2024, (ii) pursuant to the currently existing terms of the Options granted to Employee on January 22, 2018, Employee may exercise such portion of the Option that is vested and exercisable as of the Separation Date until January 21, 2023, (iii) pursuant to the currently existing terms of the Options granted to Employee on October 24, 2015 and December 18, 2018, Employee may exercise such portion of the Option that is vested and exercisable as of the Separation Date (and, with respect to the December 18, 2018 Option, any portion of such Option that vests due to the execution of a definitive agreement as described in Section 2.a above) until the earliest of (A) the date that is three (3) months following the Separation Date, provided that if during any part of such three (3) month period the Option is not exercisable solely because of the condition set forth in the section of the applicable Option Agreement relating to “Securities Law Compliance,” such Option shall not expire until the earlier of the Option’s expiration date or until it shall have been exercisable for an aggregate period of three (3) months after the Separation Date, and (B) eighteen (18) months after Employee’s death if Employee dies within three (3) months following the Separation Date, and (iv) pursuant to the currently existing terms of the Options granted to Employee on September 17, 2020 and February 18, 2021, Employee may exercise such portion of the Option that is vested and exercisable as of the Separation Date for three (3) months following the Separation Date, provided that if Employee dies within three (3) months following the Separation Date, such Options shall be exercisable, to the extent vested, for eighteen (18) months following the Separation Date. Notwithstanding the foregoing, in no event may any Option be exercised following the expiration date of the such Option, and each Option shall be subject to early termination in accordance with the change in control, merger, dissolution or liquidation provisions, or other similar provisions of the Plan under which the applicable Option was granted. Employee agrees and acknowledges that if any of the Options (or portion thereof) had been designated in its underlying Option Agreement as, and was intended to and actually does qualify as, an “incentive stock option” (an “ISO”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any portion of such Option is exercised more than three (3) months following the Separation Date, such portion shall be treated for tax purposes as a nonqualified stock option and upon exercise will be subject to all applicable tax withholdings. Employee acknowledges and agrees that Employee remains solely responsible for all employee-related tax withholdings associated with the exercise of any of the Options.

3. Resignation. By executing this Agreement, Employee hereby resigns from all positions and offices currently held as an officer or director of the Company, effective as of the Separation Date. Employee also agrees to execute any necessary documents or other forms necessary to effectuate or document the foregoing resignation as a matter of local, state, federal, or international law. Employee further understands and agrees that, effective as of the Separation Date, she will no longer serve in any positions with the Company.

4. Benefits. Employee’s health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs (or such earlier date as may be required by applicable plan terms and conditions), subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company, the termination of that relationship, and the decision to terminate that relationship, including any claims arising out of or under the Employment Letter or any other agreement related to Employee’s employment with the Company or otherwise;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Washington Law Against Discrimination (RCW ch. 49.60); other Washington sex and age discrimination laws (e.g., RCW 49.12.200, 49.44.090); Washington laws regarding prohibited employment practices (RCW ch. 49.44); the Washington Equal Pay Opportunity Act (RCW ch. 49.58); Washington whistleblower protection laws (e.g., RCW 49.60.210, 49.12.005, and 49.12.130); the Washington Family Care Act (RCW 49.12.265 to 49.12.295); the Washington Family Leave Act (RCW ch. 49.78); the Washington Military Family Leave Act (RCW ch. 49.77); the Washington Paid Family and Medical Leave Act (RCW ch. 50A.04); the Washington Minimum Wage Act (RCW ch. 49.46); the Washington law regarding non-competition agreements (RCW ch. 49.62); Washington wage, hour, and working conditions laws, and all other provisions of the Washington Industrial Welfare Act (RCW ch. 49.12); the Washington Wage Payment Act (RCW ch. 49.48); and the Washington Wage Rebate Act (RCW ch. 49.52);

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 18, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. In addition, this release does not extend to any rights of indemnification or advancement Employee may have pursuant to the Indemnification Agreement, the Company’s certificate of incorporation and bylaws, or any rights or coverage under any applicable D&O insurance policy, subject to the respective terms, conditions, and limitations the Indemnification Agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable.

7. Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor relationship with the Company.

10. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and all restrictive covenants. Employee acknowledges that the non-disclosure obligations in the Confidentiality Agreement do not restrict Employee from disclosing work-related sexual harassment or sexual assault to the extent such disclosures are protected under RCW 49.44.210. Employee’s signature below constitutes Employee’s certification under penalty of perjury that, after a diligent search, Employee has returned all documents and other Company property provided to Employee by the Company (whether in physical or electronic form), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, any and all confidential, proprietary and trade secret information, as well as all passwords to any software or other programs or data that Employee used in performing services for the Company. The Company has obtained an image of the hard drive of Employee’s Company-issued laptop (the “Laptop”) and agrees that Employee may retain the Laptop; provided that on or before the Separation Date, Executive must have provided the Laptop to the Company for the review and/or removal of any Company property (including, but not limited to, any Company or associated third party confidential information, trade secrets, or licensed software) from the Laptop as the Company deems appropriate. During the ten (10) day period immediately following the Separation Date, the Company will reasonably cooperate with Employee to provide access to Employee’s Company email account under supervision by the Company or a Company designee, for the sole purposes of (a) Employee’s retrieval of a copy of her personal contacts (excluding any business contacts or contacts otherwise developed in the course of her employment with the Company), (b) Employee’s retrieval of an electronic book from Tachi, and (c) to access and reset personal accounts connected to Company email.

11. Authorship and Contributions. The Company shall not be obligated to identify Employee as an author of or, except as set forth below in this Section 11, as a contributor to any manuscripts, papers, or other works of authorship that it may publish or submit for publication (any, a “Company Publication”), regardless of any contributions by Employee to such Company Publication. In the case of each Company Publication to which Employee made contributions under applicable scientific standards, the Company shall identify Employee as a contributor consistently across such Company Publications. The Company Publications, to which Employee would otherwise have authorship and acknowledgement rights due to Employee’s contribution shall include the following language: (a) any Company Publications related to ATH-1017 preclinical studies or Phase 1a/b ATH-1017 studies: “We would like to thank Dr. Leen Kawas for her support of the research teams involved in these studies and acknowledge her contributions to the conceptualization, design, and work on this study, including the qEEG and/or ERP (P300) methods.”; (b) all other such Company Publications: “We would like to thank Dr. Leen Kawas for her support of the research teams involved in these studies and acknowledge her contributions to the conceptualization, design, and work on several Athira studies, including the study underlying this publication.” Employee hereby waives any and all intellectual property rights (including copyright, rights of attribution, authorship or moral rights) with respect to any Company Publication that complies with this Section and agrees that she shall not challenge the authorship or provenance of any Company Publication in any forum that includes acknowledgement language required by this Section.

12. No Cooperation. Subject to Section 21 below governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company and its current and former officers and directors, and agrees to refrain from any tortious interference with, in each case, their contracts and relationships. The Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee, and to refrain from any tortious interference with her contracts and relationships; provided, however, that the obligations in this sentence shall be limited to the current officers and directors of the Company as of the Separation Date, and in each case only for so long as they remain engaged by the Company in such capacity. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall respond with a statement mutually agreed to by the Parties in a form satisfactory to the Company. The Company and Employee agree that a Company approved communication will be sent from Employee to employees at the Company regarding Employee’s departure from the Company. In any event, the Company shall determine the timing of any necessary public disclosures. Neither Employee nor any person acting on behalf of or in concert with Employee shall make any public disclosure or engage in a communication likely to result in public disclosure regarding Employee’s separation from the Company, the findings of the special committee or any related topic prior to the Company’s public disclosure thereof.

14. Cooperation with Company. Employee agrees to provide reasonable cooperation and assistance to the Company in the transition of Employee’s role and in the resolution of any matters in which Employee was involved during the course of Employee’s employment, or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees. Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to reasonably assist the Company in securing its intellectual property rights; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company. The Company agrees to provide Employee with reasonable notice of any activities requested in connection with this Section 14, to reasonably accommodate Employee with respect to scheduling, and to reimburse Employee for any reasonable, preapproved travel expenses related to such activities. Employee agrees to keep the Company’s Human Resource department apprised of Employee’s current contact information, including telephone numbers, work address, home address, and email address(es), and to reasonably promptly respond to communications from the Company in connection with this Section 14. Employee understands and agrees that this provision requires Employee’s cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter, and Employee is expected at all times to provide truthful testimony and responses in connection with any matter. Employee understands and agrees that Employee is not otherwise entitled to any additional compensation for such cooperation, beyond the payments and consideration provided under this Agreement.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”). THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN KING COUNTY, WASHINGTON, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 18. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE WASHINGTON CIVIL RULES. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL APPLY SUBSTANTIVE WASHINGTON LAW TO ANY DISPUTE OR CLAIM. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE

PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.

22. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) so that none of the payments or benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 1.a. of this Agreement will be made no later than March 15, 2022. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Employee or any other person for any taxes penalties or interest that may be imposed, or other costs that may be incurred, by Employee or any other person as a result of Section 409A.

24. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including, for example, the Employment Letter and the Severance Agreement (except as provided in this sentence), but with the exception of the following (each of which are incorporated by reference herein and remain in full force and effect as may be modified under this Agreement): the Confidentiality Agreement, the Indemnification Agreement, Section 5.3 (“COBRA Severance Limitations”) and Section 6 (“Limitation on Payments”) of the Severance Agreement, the Stock Agreements, and Sections 7, 8, 10, and 11 of the Employment Letter.

27. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

28. Governing Law. This Agreement shall be governed by the laws of the State of Washington, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Washington.

29. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee at or before 6:30 PM Pacific Daylight Time on October 18, 2021. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

30. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Employee is fully aware of the legal and binding effect of this Agreement; and

(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

LEEN KAWAS, an individual

Dated: October 18, 2021	/s/ Leen Kawas
Leen Kawas

ATHIRA PHARMA, INC.

Dated: October 18, 2021	By:	/s/ Mark Litton
Mark Litton

EXHIBIT A

EMPLOYEE’S OPTIONS AS OF THE SEPARATION DATE

EMPLOYEE’S OPTIONS

Date of Grant	Plan Under Which Option Was Granted	Number of Shares Vested as of Separation Date
8/29/2014	2014 Plan	25,220
8/29/2014	2014 Plan	50,440
10/24/2015	2014 Plan	151,320
01/22/2018	2014 Plan	63,050
12/18/2018	2014 Plan	21,016
09/17/2020	2020 Plan	52,489
02/18/2021	2020 Plan	0

	Total:	363,535